Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Isabella Wiltse
	Senior Vice President, Finance & Investor Relations	Vice President, Media & Public Relations
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE APPOINTS KENNETH Y. TANJI TO BOARD OF DIRECTORS

ST. LOUIS, February 24, 2025 -- Centene Corporation (NYSE: CNC) ("the Company") announced today the appointment of Kenneth Y. Tanji to the Centene Board of Directors, effective February 20, 2025. Mr. Tanji will serve on the Company's Audit and Compliance Committee. The appointment of Mr. Tanji expands Centene's Board of Directors to 12 members.

Mr. Tanji's finance acumen spans more than three decades and includes deep knowledge of capital optimization strategies, strategic acquisitions, JV partnership models and the use of advanced analytics and technologies to scale growth.

"Ken's dynamic business and financial expertise will be beneficial as Centene continues to tackle the most complex challenges in healthcare," said Centene CEO Sarah M. London. "We are pleased to welcome him to our Board of Directors and look forward to his contributions and insight."

Mr. Tanji most recently served as Executive Vice President and Chief Financial Officer of Prudential Financial, Inc., an international financial services firm offering investment, retirement and insurance services, from 2018 to 2024. From 1988 to 2018, he held numerous leadership roles across Prudential's insurance, health insurance, annuities, and investment management businesses.

Mr. Tanji currently serves on the Board of The Public Service Enterprise Group, Inc., a publicly traded, $10.4 billion-dollar, diversified energy services company. He is also a Corporate Finance professor at Rutgers University.

"Ken's robust financial experience paired with his passion for aligning organizations to capitalize on opportunities to simplify processes, embrace new technologies and enhance the customer experience will be a unique addition to our Board," said Chairman of the Board, Frederick H. Eppinger.

"Centene's leadership in healthcare is critical to advancing the health of some of our most underserved populations," said Mr. Tanji. "I'm honored to join Centene's Board of Directors and look forward to supporting the advancement of such a mission-oriented company."

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.
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